Exhibit 4.4

NAVIENT CORPORATION,

as the Guarantor

NAVIENT LLC,

as the Successor Company

and

THE BANK OF NEW YORK MELLON,

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of April 29, 2014

This Seventh Supplemental Indenture, dated as of April 29, 2014 (this “Supplemental Indenture”), among Navient Corporation (the “Guarantor”), Navient LLC (the “Successor Company”), and The Bank of New York Mellon (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, SLM Corporation (successor to USA Education, Inc.) (the “Company”) and the Trustee (successor to The Chase Manhattan Bank) have heretofore executed and delivered an Indenture, dated as of October 1, 2000 (as amended, supplemented, waived or otherwise modified through the date hereto and hereby, the “Indenture”), providing for the issuance of Securities in Series;

WHEREAS, effective the date hereof, the Company merged with and into the Successor Company (the “Merger”) pursuant to a Plan of Merger adopted by the Company in accordance with §251(g) of the General Corporation Law of the State of Delaware;

WHEREAS, as a result of the Merger, the separate existence of Company ceased and the Successor Company continued as the surviving limited liability company;

WHEREAS, pursuant to Section 5.01 of the Indenture, the Company may merge into or be merged into any other Person so long as the conditions set forth in Section 5.01 are satisfied;

WHEREAS, one of the conditions set forth in Section 5.01 of the Indenture provides that the resulting Person is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and such Person assumes all of the obligations under the Indenture and the Securities, including performance of all obligations under the Indenture and payment of all amounts due on the Securities;

WHEREAS, as a result of a series of reorganizational transactions, the Successor Company is a subsidiary of Navient Corporation;

WHEREAS, the Successor Company desires that Navient Corporation become a Guarantor of the Securities issued under the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Successor Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder, to comply with Article 5 thereto and to, among other things, make any change that does not adversely affect the rights of any Securityholder in any material respect;

WHEREAS, Supplemental Indenture is being entered into pursuant to, and in accordance with, Sections 5.01, 9.01(2) and 9.01(7) of the Indenture

WHEREAS, the Successor Company has requested and hereby requests that the Trustee join in the execution and delivery of this Supplemental Indenture; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Successor Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1    Defined Terms.

As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Assumption and Substitution

SECTION 2.1    Assumption. Pursuant to, and in compliance and in accordance with, Section 5.01(a) of the Indenture, the Successor Company hereby expressly and unconditionally assumes all of the obligations of the Company under the Indenture and the Securities, including performance of all obligations under the Indenture and payment of all amounts due on the Securities.

SECTION 2.2    Successor Substituted. In accordance with Section 5.01 of the Indenture, upon the Merger, the Successor Company succeeded to, and was substituted for, and may exercise every right and power of, the Company under the Indenture and the Securities, with the same effect as if the Successor Company had been an original party to the Indenture.

ARTICLE III

Amendments

SECTION 3.1    Definitions. Section 1.01 of the Indenture is hereby amended and supplemented by the addition of the following definitions:

“GUARANTOR” means Navient Corporation until a successor replaces it, and thereafter means the successor.

“SECURITY GUARANTY” means the guaranty of a Security by the Guarantor pursuant to the Indenture.

SECTION 3.2    Security Guaranty. The Indenture is hereby amended and supplemented by the addition of the following Article 13:

ARTICLE 13

Section 13.01. The Guaranty. Subject to the provisions of this Article, the Guarantor hereby fully, irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at the date of maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Security, and the full and punctual payment of all other amounts payable by the Successor Company under the Indenture. Upon failure by the Successor Company to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 13.02. Guaranty Unconditional. The obligations of the Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(1)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Successor Company under the Indenture or any Security, by operation of law or otherwise;

(2)    any modification or amendment of or supplement to the Indenture or any Security;

(3)    any change in the corporate existence, structure or ownership of the Successor Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Successor Company or its assets or any resulting release or discharge of any obligation of the Successor Company contained in the Indenture or any Security;

(4)    the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Successor Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(5)    any invalidity or unenforceability relating to or against the Successor Company for any reason of the Indenture or any Security, or any provision of applicable law or regulation purporting to prohibit the payment by the Successor Company of the principal of or interest on any Security or any other amount payable by the Successor Company under the Indenture; or

(6)    any other act or omission to act or delay of any kind by the Successor Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

Section 13.03. Discharge; Reinstatement. The Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the applicable Security and all other amounts payable by the Successor Company on the applicable Security under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any such Security or any other amount payable by the Successor Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Successor Company or otherwise, the Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 13.04. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Successor Company or any other Person.

Section 13.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Successor Company under this Article, the Guarantor making such payment will be subrogated to the rights of the payee against the Successor Company with respect to such obligation.

Section 13.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Successor Company under the Indenture or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Successor Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the Holders.

Section 13.07. Limitation on Amount of Guaranty. Notwithstanding anything to the contrary in this Article, the Guarantor, and the Trustee on behalf of each Holder of Securities, hereby confirm that it is the intention of all such parties that the Security Guaranty of the Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under its Security Guaranty are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

Section 13.08. Execution and Delivery of Security Guaranty. The execution by the Guarantor of the Indenture (or a supplemental indenture) evidences the Security Guaranty, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Security. The delivery of any Security by the Trustee after authentication constitutes due delivery of the Security Guaranty set forth in the Indenture on behalf of the Guarantor.

Section 13.09. Release of Security Guaranty. The Security Guaranty of the Guarantor will terminate upon:

(1)    a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Successor Company or a Subsidiary) otherwise permitted by the Indenture;

(2)    if the Security Guaranty was required pursuant to the terms of the Indenture, the cessation of the circumstances requiring the Security Guaranty;

(3)    if Navient Corporation or its successors requests such release in writing to the Trustee at any time; or

(4)    defeasance or discharge of any Securities, or Series of Securities, but with respect to such Securities or Series only as applicable, as provided in Article 8.

Upon delivery by the Successor Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under the Security Guaranty.

ARTICLE IV

Agreement To Be Bound; Security Guaranty

SECTION 4.1    Agreement To Be Bound. Navient Corporation, by its execution of this Supplemental Indenture, agrees to be a Guarantor of the Securities issued under the Indenture and to be bound by the terms of the Indenture applicable to the Guarantor, including, but not limited to, Article 13 of the Indenture.

SECTION 4.2    Security Guaranty. Subject to the provisions of the Indenture, Navient Corporation hereby fully, irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at the date of maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Security, and the full and punctual payment of all other amounts payable by the Successor Company under the Indenture. Upon failure by the Successor Company to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

ARTICLE V

Miscellaneous

SECTION 5.1    Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Successor Company as provided in the Indenture for notices to the Company.

Name: Navient Corporation

Address: 2001 Edmund Halley Drive, Reston, VA 20191

Fax: (877) 939-7541

Attention: Treasurer

SECTION 5.2    Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 5.3    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

SECTION 5.4    Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 5.5    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the due execution thereof by the Successor Company or the Guarantor. The recitals of fact contained herein shall be taken as the statements solely of the Successor Company or the Guarantor, and the Trustee assumes no responsibility for the correctness thereof.

SECTION 5.6    Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.

SECTION 5.7    Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof

SECTION 5.8    Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform the Indenture, (b) it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) it is a limited liability corporation organized and existing under the laws of Delaware, (d) both immediately before and after giving effect to the Merger and this Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, exists and (e) this Supplemental Indenture is executed and delivered pursuant to Sections 9.01(2) and 9.01(7) of the Indenture and does not require the consent of the Securityholders.

SECTION 5.9    Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included herein by any provisions of the TIA, such required provision shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and made effective as of the date first above written.

NAVIENT CORPORATION, as a Guarantor

By:	/s/ John F. Remondi
Name:	John F. Remondi
Title:	Chief Executive Officer

NAVIENT, LLC, as the Successor Company

By:	/s/ John F. Remondi
Name:	John F. Remondi
Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President